Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree, pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, to file a joint statement on Schedule 13D (including amendments thereto) pertaining to their beneficial ownership of Ordinary Shares of Hollysys Automation Technologies Ltd.

This agreement may be terminated for any reason by any party hereto immediately upon the personal delivery or facsimile transmission of notice to that effect to the other parties hereto.

Date: June 26, 2014

Plus View Investments Ltd

By:	/s/ An Luo
An Luo
Director

/s/ An Luo
An Luo